Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013 and the Prospectus Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated November 10, 2014

$[—] Phoenix AutoCallable Notes due May 17, 2016 Linked to the Least Performing Reference Asset of Three Common Stocks Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	November 12, 2014

Issue Date:	November 17, 2014

Observation Dates:*	February 12, 2015, May 12, 2015, August 12, 2015, November 12, 2015 and February 12, 2016 and the Final Valuation Date.

Contingent Coupon Payment Dates:*	With respect to any Observation Date, the third business day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date.**

Final Valuation Date:*	May 12, 2016

Maturity Date:*	May 17, 2016

Reference Assets:

The common stock of Anadarko Petroleum Corporation (“Anadarko”), ConocoPhillips (“Conoco”) and Chevron Corporation (“Chevron”).

Each of the common stocks noted above are referred to herein as a “Reference Asset” and collectively as the “Reference Assets”. Each Reference Asset has the Initial Price, Call Price and Barrier Price (each as defined below) set forth in the following table:

Reference Asset	Bloomberg Service Page	Initial Price	Call Price	Coupon Barrier Price	Barrier Price
Anadarko	APC UN <Equity>	$[—]	$[—]	$[—]	$[—]
Conoco	COP UN <Equity>	$[—]	$[—]	$[—]	$[—]
Chevron	CVX UN <Equity>	$[—]	$[—]	$[—]	$[—]

Payment at Maturity:

If the Notes are not automatically called pursuant to the “Automatic Call” provisions described below, and if you hold your Notes to maturity, you will receive a cash payment at maturity (in each case, subject to our credit risk and in addition to any Contingent Coupon that may be due on the Maturity Date) determined as follows:

•       If the Final Price of the Least Performing Reference Asset is equal to or greater than its Barrier Price, you will receive a cash payment of $1,000 per $1,000 principal amount Note.

•       If the Final Price of the Least Performing Reference Asset is less than its Barrier Price, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

You may lose some or all of your principal if you invest in the Notes. If (a) the Notes are not automatically called and (b) the Final Price of the Least Performing Reference Asset is less than its Barrier Price, you will lose some or all of your principal (without taking into account any Contingent Coupon payments on the Notes). The payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset and the performance of the other Reference Assets will not be taken into account for purposes of calculating any payment at maturity under the Notes.

Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

[Summary Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.50%	98.50%
Total	$[—]	$[—]	$[—]	$[—]

(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $937.50 and $962.30 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.
(2)	Barclays Capital Inc. will receive commissions from the Issuer equal to 1.50% of the principal amount of the notes, or $15.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-13 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Summary Terms of the Notes Continued

Contingent Coupon:

The Contingent Coupon will be determined on the Initial Valuation Date and will not be less than $30.875 per $1,000 principal amount note, which is 3.0875% of the principal amount per Note (12.35% per annum).

If the Closing Price of each Reference Asset on any Observation Date is equal to or greater than its respective Coupon Barrier Price, Barclays Bank PLC will pay you the Contingent Coupon applicable to such Observation Date on the related Contingent Coupon Payment Date.

If the Closing Price of any Reference Asset is less than its Coupon Barrier Price on any Observation Date, the Contingent Coupon applicable to such Observation Date will not accrue or be payable and Barclays Bank PLC will not make any payment to you on the related Contingent Coupon Payment Date.

Automatic Call:	If, on any Observation Date (other than the Final Valuation Date), the Closing Price of each Reference Asset is equal to or greater than its respective Call Price, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Redemption Price payable on the Call Settlement Date.

Call Settlement Date:*	The Contingent Coupon Payment Date following the Observation Date on which an Automatic Call occurs.

Initial Price:**	With respect to each Reference Asset, the Closing Price of such Reference Asset on the Initial Valuation Date, as noted in the table above.

Call Price:**	With respect to each Reference Asset, 100% of its Initial Price, as noted in the table above.

Coupon Barrier Price:**	With respect to each Reference Asset, 70.00% of its Initial Price (rounded to the nearest cent), as noted in the table above.

Barrier Price:**	With respect to each Reference Asset, 70.00% of its Initial Price (rounded to the nearest cent), as noted in the table above

Final Price:	With respect to each Reference Asset, the Closing Price of such Reference Asset on the Final Valuation Date.

Redemption Price:	For every $1,000 principal amount Note, an amount equal to $1,000 plus the Contingent Coupon that will otherwise be due on the Call Settlement Date.

Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above.

Closing Price:	With respect to a Reference Asset on any day, the closing price per share of such Reference Asset published at the regular weekday close of trading on such day as displayed on the applicable Bloomberg Professional® service page noted above under “Reference Assets” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Reference Asset on which no Market Disruption Event occurs or is continuing with respect to any Reference Asset.

The term “scheduled trading day”, with respect to a Reference Asset, has the meaning set forth under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741ULU6 / US06741ULU69

*	Subject to postponement, as described under “Selected Purchase Considerations” in this preliminary pricing supplement.
**	Subject to adjustment as described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

PPS–2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS–3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-13 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS–4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

•	Hypothetical Initial Price of each Reference Asset: $100.00*

•	Hypothetical Call Price of each Reference Asset: $100.00*

•	Hypothetical Coupon Barrier Price for each Reference Asset: $70.00*

•	Contingent Coupon: $30.875 per $1,000 principal amount Note (3.0875% of the principal amount per Note)

*	The hypothetical Initial Price and Call Price of $100.00 and the hypothetical Coupon Barrier Price of $70.00 for each Reference Asset have been chosen for illustrative purposes only and do not represent actual likely Initial Prices, Call Prices or Coupon Barrier Prices for any Reference Asset. The actual Initial Price for each Reference Asset will be equal to its Closing Price on the Initial Valuation Date, and the actual Call Price and Coupon Barrier Price for each Reference Asset will be equal to 100% and 70%, respectively, of the actual Initial Price.

The Closing Prices of Anadarko, Conoco and Chevron on November 7, 2014 were $94.31, $72.16 and $118.80, respectively. For more information about recent prices of each Reference Asset, please see “Information Regarding the Reference Assets” below.

Example 1: The Closing Price of each Reference Asset is greater than its Coupon Barrier Price on the relevant Observation Date.

Reference Asset	Closing Price on Relevant Observation Date
Anadarko	$95.00
Conoco	$120.00
Chevron	$105.00

Because the Closing Price of each Reference Asset is greater than its respective Coupon Barrier Price, you will receive a Contingent Coupon of $30.875, or 3.0875% of the principal amount of your Notes, on the related Contingent Coupon Payment Date.

Example 2: The Closing Price of at least one Reference is greater than its Coupon Barrier Price on the relevant Observation Date and the Closing Price of at least one other Reference Asset is less than its Coupon Barrier Price.

Reference Asset	Closing Price on Relevant Observation Date
Anadarko	$75.00
Conoco	$110.00
Chevron	$60.00

Because the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Price of each Reference is less than its Coupon Barrier Price on the relevant Observation Date.

Reference Asset	Closing Price on Relevant Observation Date
Anadarko	$65.00
Conoco	$50.00
Chevron	$60.00

Because the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Price of at least one Reference Asset is below its Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of your Notes.

In each of the examples above, because the Closing Price of at least one Reference Asset was below its Call Price on the relevant Observation Date, the Notes would not be called on the related Contingent Coupon Payment Date. Your Notes will be automatically called only if the Closing Price of each Reference Asset on an Observation Date prior to the Final Valuation Date is greater than its respective Call Price.

PPS–5

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AUTOMATIC CALL OR AT MATURITY

The following examples demonstrate the how the payment (if any) upon early redemption or maturity of the Notes will be calculated under various circumstances. The numbers set forth in the following examples have been rounded for eases of reference and do not relate to the actual Closing Price of any Reference Asset on any Observation Date. We cannot predict the Closing Price of any such Reference Asset on any such date. The following examples do not take into account any tax consequences of investing in the Notes.

In addition, these examples make the following key assumptions:

•	Hypothetical Initial Price of each Reference Asset: $100.00*

•	Hypothetical Call Price for each Reference Asset: $100.00*

•	Hypothetical Coupon Barrier Price for each Reference Asset: $70.00*

•	Hypothetical Barrier Price for each Reference Asset: $70.00*

•	Contingent Coupon: $30.875 per $1,000 principal amount Note (3.0875% of the principal amount per Note)

*	The hypothetical Initial Price and Call Price of $100.00 and the hypothetical Coupon Barrier Price and Barrier Price of $70.00 for each Reference Asset have been chosen for illustrative purposes only and do not represent actual likely Initial Prices, Call Prices, Coupon Barrier Prices or Barrier Prices for any Reference Asset.

The actual Initial Price for each Reference Asset will be equal to its Closing Price on the Initial Valuation Date. The actual Call Price for a Reference Asset will be equal to the Initial Price for such Reference Asset. The actual Coupon Barrier Price and Barrier Price for a Reference Asset will be equal to 70.00% of the actual Initial Price for such Reference Asset (rounded to the nearest cent).

Examples Where the Notes are Automatically Called Prior to Maturity

Example 1: The Notes are automatically called on the first Observation Date.

Observation Date	Closing Price of Anadarko	Closing Price of Conoco	Closing Price of Chevron	Payment (per Note)*
First	$103.00	$110.00	$120.00	$1,030.875 per $1,000 principal amount Note*

*	Because the Closing Price of each Reference Asset is greater than its respective Coupon Barrier Price on the first Observation Date, the investor receives a Contingent Coupon of $30.875 per $1,000 principal amount Note on the related Contingent Coupon Payment Date.

In addition, because the Closing Price of each Reference Asset is equal to or greater than its Call Price on the first Observation Date, the Notes are called on the related Call Settlement Date.

On the Call Settlement Date, the investor receives $1,000 per $1,000 principal amount Note, plus the Contingent Coupon of $30.875 per Note otherwise due on such date (for a total Redemption Price of $1,030.875 per $1,000 principal amount Note payable on the Call Settlement Date).

Because the Notes are called in respect of the first Observation Date, the Notes will cease to be outstanding after the related Call Settlement Date, and the investor will not receive any further payments on the Notes.

Example 2: The Notes are automatically called on the third Observation Date.

Observation Date	Closing Price of Anadarko	Closing Price of Conoco	Closing Price of Chevron	Payment (per Note)**
First	$105.00	$90.00	$75.00	$30.875 per $1,000 principal amount Note*
Second	$68.00	$101.00	$85.00	$0.00 per $1,000 principal amount Note*
Third	$102.00	$107.00	$110.00	$1,030.875 per $1,000 principal amount Note**

*	Because the Closing Price of each Reference Asset is greater than its respective Coupon Barrier Price on the first and third Observation Dates, the investor receives a Contingent Coupon of $30.875 per $1,000 principal amount Note on the related Contingent Coupon Payment Dates. Because, however, the Closing Price of at least one Reference Asset is below its Coupon Barrier Price on the second Observation Date, the investor does not receive a Contingent Coupon on the related Contingent Coupon Payment Date.
**	Because the Closing Price of each Reference Asset is equal to or greater than its Call Price on the third Observation Date, the Notes are called on the related Call Settlement Date.

On the Call Settlement Date, the investor receives $1,000 per $1,000 principal amount Note, plus the Contingent Coupon of $30.875 per Note otherwise due on such date (for a total Redemption Price of $1,030.875 per $1,000 principal amount Note payable on the Call Settlement Date).

Because the Notes are called in respect of the third Observation Date, the Notes will cease to be outstanding after the related Call Settlement Date, and the investor will not receive any further payments on the Notes.

PPS–6

Example 3: The Notes are automatically called on the fifth Observation Date.

Observation Date	Closing Price of Anadarko	Closing Price of Conoco	Closing Price of Chevron	Payment (per Note)**
First	$102.00	$60.00	$95.00	$0.00 per $1,000 principal amount Note*
Second	$69.00	$75.00	$103.00	$0.00 per $1,000 principal amount Note*
Third	$85.00	$55.00	$80.00	$0.00 per $1,000 principal amount Note*
Fourth	$90.00	$65.00	$70.00	$0.00 per $1,000 principal amount Note*
Fifth	$103.00	$107.00	$115.00	$1,030.875 per $1,000 principal amount Note**

*	Because the Closing Price of each Reference Asset is greater than its respective Coupon Barrier Price on the fifth Observation Date, the investor receives a Contingent Coupon of $30.875 per $1,000 principal amount Note on the related Contingent Coupon Payment Date. Because, however, the Closing Price of at least one Reference Asset is below its Coupon Barrier Price on each of the other Observation Dates, the investor does not receive a Contingent Coupon on the related Contingent Coupon Payment Dates.
**	Because the Closing Price of each Reference Asset is equal to or greater than its Call Price on the fifth Observation Date, the Notes are called on the related Call Settlement Date.

On the Call Settlement Date, the investor receives $1,000 per $1,000 principal amount Note, plus the Contingent Coupon of $30.875 per Note otherwise due on such date (for a total Redemption Price of $1,030.875 per $1,000 principal amount Note payable on the Call Settlement Date).

Because the Notes are called in respect of the fifth Observation Date, the Notes will cease to be outstanding after the related Call Settlement Date, and the investor will not receive any further payments on the Notes.

Example 4: The Notes are not automatically called and the Final Price of the Least Performing Reference Asset is equal to or greater than its Barrier Price.

Observation Date	Closing Price of Anadarko	Closing Price of Conoco	Closing Price of Chevron	Payment (per Note)**
First	$102.00	$80.00	$95.00	$30.875 per $1,000 principal amount Note*
Second	$69.00	$75.00	$103.00	$0.00 per $1,000 principal amount Note*
Third	$85.00	$55.00	$80.00	$0.00 per $1,000 principal amount Note*
Fourth	$90.00	$65.00	$70.00	$0.00 per $1,000 principal amount Note*
Fifth	$83.00	$67.00	$115.00	$0.00 per $1,000 principal amount Note*
Sixth (Final Valuation Date)	$105.00	$92.00	$85.00	$1,030.875 per $1,000 principal amount Note**

*	Because the Closing Price of each Reference Asset is greater than its respective Coupon Barrier Price on the first Observation Date and the Final Valuation Date, the investor receives a Contingent Coupon of $30.875 per $1,000 principal amount Note on the related Contingent Coupon Payment Dates. Because, however, the Closing Price of at least one Reference Asset is below its Coupon Barrier Price on each of the other Observation Dates, the investor does not receive a Contingent Coupon on the related Contingent Coupon Payment Dates.
**	Because the Closing Price of at least one Reference Asset is less than its Call Price on each of the first five Observation Dates, the Notes are not automatically called on any such Observation Date.

Because the Reference Asset Return of Chevron of -15.00% is lower than the Reference Asset Returns of Anadarko and Conoco of 5.00% and -8.00%, respectively, Chevron is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is not less than its Barrier Price, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note that they hold (plus the Contingent Coupon of $30.875 that is otherwise due on the Maturity Date).

PPS–7

Example 5: The Notes are not automatically called and the Final Price of the Least Performing Reference Asset is less than its Barrier Price.

Observation Date	Closing Price of Anadarko	Closing Price of Conoco	Closing Price of Chevron	Payment (per Note)**
First	$55.00	$80.00	$95.00	$0.00 per $1,000 principal amount Note*
Second	$69.00	$75.00	$103.00	$0.00 per $1,000 principal amount Note*
Third	$85.00	$55.00	$80.00	$0.00 per $1,000 principal amount Note*
Fourth	$90.00	$65.00	$70.00	$0.00 per $1,000 principal amount Note*
Fifth	$83.00	$67.00	$85.00	$0.00 per $1,000 principal amount Note*
Sixth (Final Valuation Date)	$60.00	$102.00	$80.00	$600.00 per $1,000 principal amount Note**

*	Because the Closing Price of at least one Reference Asset is below its Coupon Barrier Price on each Observation Date, the investor does not receive any Contingent Coupons during the term of the Notes.
**	Because the Closing Price of at least one Reference Asset is less than its Call Price on each of the first five Observation Dates, the Notes are not automatically called on any such Observation Date.

Because the Reference Asset Return of Anadarko of -40.00% is lower than the Reference Asset Returns of Conoco and Chevron of 2.00% and -20.00%, respectively, Anadarko is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is less than its Barrier Price, the investor receives a payment at maturity of $600.00 per $1,000 principal amount Note that they hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -40.00%] = $600.00

Example 5 demonstrates that you will lose some or all of the principal amount of your Notes if the Notes are not automatically called prior to maturity and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price. Example 5 also demonstrates that you will not receive any Contingent Coupons during the term of the Notes if the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price on each Observation Date. You may lose up to 100% of your investment in the Notes.

PPS–8

Additional Examples Where the Notes Are Not Automatically Called Prior to Maturity

The following table and examples are based upon the assumptions set forth above and further assume that the Notes have not been called on any Observation Date. These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions.

Final Price			Reference Asset Return
Anadarko	Conoco	Chevron	Anadarko	Conoco	Chevron	Reference Asset Return of Least Performing Reference Asset	Payment at Maturity(1)	Loss of Principal at Maturity
$160.00	$150.00	$170.00	60.00%	50.00%	70.00%	50.00%	$1,030.875(2)	N/A
$155.00	$140.00	$160.00	55.00%	40.00%	60.00%	40.00%	$1,030.875(2)	N/A
$150.00	$140.00	$130.00	50.00%	40.00%	30.00%	30.00%	$1,030.875(2)	N/A
$125.00	$120.00	$130.00	25.00%	20.00%	30.00%	20.00%	$1,030.875(2)	N/A
$140.00	$125.00	$110.00	40.00%	25.00%	10.00%	10.00%	$1,030.875(2)	N/A
$100.00	$110.00	$115.00	0.00%	10.00%	15.00%	0.00%	$1,030.875(2)	N/A
$95.00	$90.00	$105.00	-5.00%	-10.00%	5.00%	-10.00%	$1,030.875(2)	N/A
$130.00	$110.00	$80.00	30.00%	10.00%	-20.00%	-20.00%	$1,030.875(2)	N/A
$90.00	$70.00	$115.00	-10.00%	-30.00%	15.00%	-30.00%	$1,030.875(2)	N/A
$105.00	$60.00	$80.00	5.00%	-40.00%	-20.00%	-40.00%	$600.00(3)	-40.00%
$50.00	$102.00	$110.00	-50.00%	2.00%	10.00%	-50.00%	$500.00(3)	-50.00%
$65.00	$40.00	$95.00	-35.00%	-60.00%	-5.00%	-60.00%	$400.00(3)	-60.00%
$90.00	$50.00	$30.00	-10.00%	-50.00%	-70.00%	-70.00%	$300.00(3)	-70.00%
$105.00	$20.00	$103.00	5.00%	-80.00%	3.00%	-80.00%	$200.00(3)	-80.00%
$80.00	$10.00	$105.00	-20.00%	-90.00%	5.00%	-90.00%	$100.00(3)	-90.00%
$95.00	$0.00	$110.00	-5.00%	-100.00%	10.00%	-100.00%	$0.00(3)	-100.00%

(1)	Per $1,000 principal amount Note.
(2)	Because the Final Price (which is equal to the Closing Price on the Final Valuation Date, or the final Observation Date) of the Least Performing Reference Asset is equal to or greater than its Barrier Price, the investor receives $1,000 per $1,000 principal amount Note that they hold. Because the Final Price of each Reference Asset is equal to or greater than its respective Coupon Barrier Price, the investor also receives the Contingent Coupon of $30.875 per $1,000 principal amount Note that is otherwise due on the Maturity Date.
(3)	Because the Final Price of the Least Performing Reference Asset is less than its Barrier Price, the investor is fully exposed to the negative performance of the Least Performing Reference Asset from its Initial Price to its Final Price. Because the Final Price of at least one Reference Asset is less than its respective Coupon Barrier Price, the investor does not receive a Contingent Coupon payment on the Maturity Date.

Example 6: The Final Price of Anadarko is $140.00, the Final Price of Conoco is $125.00 and the Final Price of Chevron is $110.00.

Because Chevron has the lowest Reference Asset Return, Chevron is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is not less than its Barrier Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon of $30.875 that is otherwise due on the Maturity Date).

Example 7: The Final Price of Anadarko is $130.00, the Final Price of Conoco is $110.00 and the Final Price of Chevron is $80.00.

Because Chevron has the lowest Reference Asset Return, Chevron is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is not less than its Barrier Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon of $30.875 that is otherwise due on the Maturity Date).

Example 8: The Final Price of Anadarko is $50.00, the Final Price of Conoco is $102.00 and the Final Price of Chevron is $110.00.

Because Anadarko has the lowest Reference Asset Return, Anadarko is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is less than its Barrier Price, you will receive a payment at maturity of $500.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -50.00%] = $500.00

In addition, because the Final Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the Maturity Date.

PPS–9

Example 9: The Final Price of Anadarko is $90.00, the Final Price of Conoco is $50.00 and the Final Price of Chevron is $30.00.

Because Chevron has the lowest Reference Asset Return, Chevron is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is less than its Barrier Price, you will receive a payment at maturity of $300.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -70.00%] = $300.00

In addition, because the Final Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the Maturity Date.

Examples 8 and 9 above demonstrate that if the Notes are not automatically called and if the Final Price of the Least Performing Reference Asset is less than the Barrier Price for such Reference Asset, your investment in the Notes will be exposed to the negative performance of the Least Performing Reference Asset and you will lose some or all of your principal. Example 8 demonstrates that the Notes will be exposed to the negative performance of the Least Performing Reference Asset in such a circumstance even if the Reference Asset Return of one or both of the other Reference Assets is positive. Example 9 further demonstrates that if the Final Price of more than one Reference Asset is less than its Barrier Price, your payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset, and your loss will not be mitigated in any way by virtue of the fact that the Reference Asset Returns of the other Reference Assets are higher than that of the Least Performing Reference Asset.

If the Notes are not called prior to maturity, you may lose up to 100% of your investment in the Notes.

PPS–10

SELECTED PURCHASE CONSIDERATIONS

•	Reference Asset Business Days and Market Disruption Events—In the event that an Observation Date or the Final Valuation Date is not a Reference Asset Business Day, the Observation Date or Final Valuation Date (as applicable) will postponed to the next following Reference Asset Business Day. In no event, however, will the relevant date be postponed by more than five Reference Asset Business Days (or days that would have been Reference Asset Business Days but for the occurrence of a Market Disruption Event). If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of any Reference Asset on such fifth day, the Calculation Agent will determine the Closing Price of any Reference Asset unaffected by such Market Disruption Event using the Closing Price of such Reference Asset on such fifth day and will determine of the Closing Price of either Reference Asset that would have prevailed on such fifth day in the absence of such Market Disruption Event in the manner set forth under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

In the event that an Observation Date is postponed, the Contingent Coupon Payment Date following such Observation Date will be postponed until the third Business Day following the Observation Date (as postponed). If the Final Valuation Date is postponed, and notwithstanding anything to the contrary in the accompanying prospectus supplement, the Maturity Date will be postponed such that the number of business days between the Final Valuation Date (as postponed) and the Maturity Date (as postponed) remains the same. No interest will accrue as a result of the postponement of any Contingent Coupon Payment Date or the Maturity Date for any reason.

For a description of what constitutes a Market Disruption Event with respect to any Reference Asset, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

•	Adjustments to the Reference Assets and the Notes—For a description of adjustments that may affect the or one or more of the Reference Assets, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement. For a description of further adjustments that may affect the Notes, please see and “Reference Assets—Equity Securities—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Equity Security” in the prospectus supplement.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Assets.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Coupons you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes. Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent of the portion of the sale proceeds that relates to accrued Contingent Coupons that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

PPS–11

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Coupons (if any) that are paid on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Coupons to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Coupons at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Coupons it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

PPS–12

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the Reference Assets. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”.

In addition to the risks described above, you should consider the following:

•	You May Be Exposed to any Decline in the Least Performing Reference Asset; You May Lose Up to 100% of Your Principal—The Notes do not guarantee any return of principal. If the Notes are not automatically called, and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset from its Initial Price to its Final Price. You may lose up to 100% of your investment in the Notes.

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

•	Potential Return Limited to the Contingent Coupons—The positive return on the Notes is limited to the Contingent Coupons, if any, that may be due during the term of the Notes. You will not participate in any appreciation in the value of any Reference Asset and you will not receive more than the principal amount of your Notes at maturity (plus a Contingent Coupon if one is due in respect of the Final Valuation Date) even if the Reference Asset Return of one or more Reference Assets is positive.

•	You May Not Receive any Contingent Coupon Payments on the Notes—You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Price of each Reference Asset on the related Observation Date is equal to or greater than its respective Coupon Barrier Price. If the Closing Price of any Reference Asset on an Observation Date is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Price of at least one Reference Asset is less than its respective Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Notes will be automatically called if the Closing Price of each Reference Asset on an Observation Date is equal to or greater than its Call Price on such date, as described on the cover page of this preliminary pricing supplement. As such, the term of the Notes may be as short as three months.

In the event than an Automatic Call occurs, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No further payments will be made on the Notes after the relevant Call Settlement Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold. It may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•	Whether or Not the Notes Will be Automatically Called Prior to Will Not be Based on the Price of any Reference Asset at Any Time Other than the Closing Prices of the Reference Assets on the applicable Observation Date—Whether or not the Notes are automatically called pursuant to the “Automatic Call” provisions will be based solely on the Closing Prices of the Reference Assets on each Observation Date prior to the Final Valuation Date. Accordingly, if the price of any Reference Asset drops on any Observation Date such that the Closing Price of such Reference Asset falls below the applicable Call Price, your Notes will not be called with respect to such Observation Date.

PPS–13

•	If Your Notes Are Not Called Prior to Maturity, the Payment at Maturity on Your Notes will be Based Solely on the Reference Asset Return of the Least Performing Reference Asset—If the Notes are not automatically called, the determination of the Reference Asset Return of the Least Performing Reference Asset and, therefore, the payment at maturity will not be made based on any price of the Reference Assets other than the Final Price of the Least Performing Reference Asset. Therefore, if the Notes are not automatically called and if the price of the Least Performing Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes will be significantly less than it would otherwise have been had such payment been linked to the prices of the Reference Assets prior to such drop.

•	No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of any of the Reference Assets would have.

•	Single Equity Risk—The price of each Reference Asset can rise or fall sharply due to factors specific to the relevant Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each Reference Asset. We have not undertaken any independent review or due diligence of any Reference Asset issuer’s SEC filings or of any other publicly available information regarding any such issuer.

•	Industry Concentration Risk—The issuers of each Reference Asset are in the energy industry. The performance of these companies is subject to a number of complex and unpredictable factors such as industry competition, government regulation, geopolitical events and supply and demand for the products and services produced or offered by such companies. Negative developments in the energy sector may have a negative effect on the issuers of the Reference Assets and, in turn, may have a material adverse effect on the value of the Notes. By investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Reference Assets

•	The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

PPS–14

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover page of this pricing supplement), which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

PPS–15

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Contingent Coupons (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Coupons you receive on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the Reference Assets on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Assets;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the Reference Assets;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

THE REFERENCE ASSETS

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing each Basket Component can be located by reference to the respective SEC file number specified below.

The summary information below regarding each Reference Asset comes from each company’s respective SEC filings. You are urged to refer to the SEC filings made by the relevant company and to other publicly available information (such as the company’s annual report) to obtain an understanding of the company’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular company. We have not undertaken any independent review or due diligence of the SEC filings of the issuer of any of the Reference Assets or of any other publicly available information regarding each such issuer.

PPS–16

Anadarko Petroleum Corporation

According to publicly available information, Anadarko Petroleum Corporation (“Anadarko”) is an independent oil and gas exploration and production company with international operations. In the United States, Anadarko operates in Texas and surrounding states, the Rocky Mountain region, Alaska and the Gulf of Mexico. Internationally, Anadarko has exploration and/or production operations in Africa, Asia, South America and the Caribbean.

Information filed by Anadarko with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08968, or its CIK Code: 0000773910. Anadarko’s common stock is listed on the New York Stock Exchange under the ticker symbol “APC”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of Anadarko’s SEC filings or any other publicly available information regarding Anadarko.

Historical Performance of the Common Stock of Anadarko Petroleum Corporation

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common stock of Anadarko during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	$66.75	$54.05	$63.03
June 30, 2008	$79.86	$62.56	$74.84
September 30, 2008	$74.47	$44.86	$48.51
December 31, 2008	$48.21	$27.17	$38.55
March 31, 2009	$43.84	$31.15	$38.89
June 30, 2009	$51.96	$40.52	$45.39
September 30, 2009	$64.85	$41.66	$62.73
December 31, 2009	$69.36	$57.11	$62.42
March 31, 2010	$73.14	$62.33	$72.83
June 30, 2010	$74.74	$34.83	$36.09
September 30, 2010	$57.68	$37.17	$57.05
December 31, 2010	$76.16	$56.05	$76.16
March 31, 2011	$83.17	$74.18	$81.92
June 30, 2011	$84.71	$69.65	$76.76
September 30, 2011	$84.28	$63.05	$63.05
December 31, 2011	$83.95	$60.53	$76.33
March 31, 2012	$88.05	$77.33	$78.34
June 30, 2012	$79.21	$57.12	$66.20
September 30, 2012	$75.59	$64.77	$69.92
December 31, 2012	$76.32	$66.18	$74.31
March 31, 2013	$88.88	$76.06	$87.45
June 30, 2013	$91.46	$79.45	$85.93
September 30, 2013	$95.53	$86.77	$92.99
December 31, 2013	$97.76	$78.22	$79.32
March 31, 2014	$86.52	$78.17	$84.76
June 30, 2014	$111.55	$86.47	$109.47
September 30, 2014	$112.69	$101.44	$101.44
November 7, 2014*	$99.26	$84.66	$94.31

*	For the period beginning on October 1, 2014 and ending on November 7, 2014

PPS–17

The following graph sets forth the historical performance of the common stock of Anadarko based on the daily Closing Price from January 1, 2008 through November 7, 2014. The Closing Price of one share of the common stock of Anadarko on November 7, 2014 was $94.31.

You should not take the historical prices of Anadarko as an indication of the future performance of Anadarko. The price of the common stock of Anadarko has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the common stock of Anadarko during any period shown above is not an indication that the price of the price of the common stock of Anadarko is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the common stock of Anadarko. The actual performance of the common stock of Anadarko over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown above.

We obtained the historical trading price information set forth above from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

PPS–18

Conoco Phillips

According to publicly available information, ConocoPhillips (“Conoco”) explores for, produces, transports and markets crude oil, natural gas, natural gas liquids, liquefied natural gas and bitumen on a worldwide basis.

Information filed by Conoco with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32395, or its CIK Code: 0001163165. Conoco’s common stock is listed on the New York Stock Exchange under the ticker symbol “COP”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of Conoco’s SEC filings or any other publicly available information regarding Conoco.

Historical Performance of the Common Stock of ConocoPhillips

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common stock of Conoco during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	$67.27	$54.26	$58.10
June 30, 2008	$73.02	$59.25	$71.96
September 30, 2008	$71.99	$52.07	$55.84
December 31, 2008	$53.90	$31.86	$39.49
March 31, 2009	$42.45	$26.78	$29.85
June 30, 2009	$36.54	$28.92	$32.06
September 30, 2009	$35.68	$30.07	$34.43
December 31, 2009	$41.04	$34.69	$38.93
March 31, 2010	$40.94	$36.11	$39.01
June 30, 2010	$45.51	$37.42	$37.42
September 30, 2010	$43.99	$37.22	$43.78
December 31, 2010	$51.91	$43.65	$51.91
March 31, 2011	$61.51	$50.98	$60.88
June 30, 2011	$61.91	$53.80	$57.32
September 30, 2011	$58.51	$47.20	$48.27
December 31, 2011	$55.60	$46.49	$55.55
March 31, 2012	$59.63	$52.00	$57.94
June 30, 2012	$58.60	$50.82	$55.88
September 30, 2012	$58.30	$53.24	$57.18
December 31, 2012	$59.30	$54.59	$57.99
March 31, 2013	$61.66	$56.89	$60.10
June 30, 2013	$64.31	$56.81	$60.50
September 30, 2013	$71.00	$61.23	$69.51
December 31, 2013	$74.34	$69.06	$70.65
March 31, 2014	$70.37	$63.46	$70.35
June 30, 2014	$86.10	$69.48	$85.73
September 30, 2014	$86.76	$76.52	$76.52
November 7, 2014*	$75.00	$66.20	$72.16

*	For the period beginning on October 1, 2014 and ending on November 7, 2014

PPS–19

The following graph sets forth the historical performance of the common stock of Conoco based on the daily Closing Price from January 1, 2008 through November 7, 2014. The Closing Price of one share of the common stock of Conoco on November 7, 2014 was $72.16.

You should not take the historical prices of Conoco as an indication of the future performance of Conoco. The price of the common stock of Conoco has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the common stock of Conoco during any period shown above is not an indication that the price of the price of the common stock of Conoco is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the common stock of Conoco. The actual performance of the common stock of Conoco over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown above.

We obtained the historical trading price information set forth above from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

PPS–20

Chevron Corporation

According to publicly available information, Chevron Corporation (“Chevron”) is an integrated energy company with operations in countries located around the world. The Company produces and transports crude oil and natural gas. Chevron also refines, markets, and distributes fuels as well as is involved in chemical operations, mining operations, power generation and energy services.

Information filed by Chevron with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00368, or its CIK Code: 0000093410. Chevron’s common stock is listed on the New York Stock Exchange under the ticker symbol “CVX”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of Chevron’s SEC filings or any other publicly available information regarding Chevron.

Historical Performance of the Common Stock of Chevron Corporation

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common stock of Chevron during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	$94.61	$77.51	$85.36
June 30, 2008	$103.09	$86.74	$99.13
September 30, 2008	$99.08	$77.50	$82.48
December 31, 2008	$82.20	$57.83	$73.97
March 31, 2009	$77.35	$56.46	$67.24
June 30, 2009	$72.67	$63.75	$66.25
September 30, 2009	$72.64	$61.40	$70.43
December 31, 2009	$79.64	$68.14	$76.99
March 31, 2010	$80.88	$70.13	$75.83
June 30, 2010	$82.83	$67.86	$67.86
September 30, 2010	$81.28	$67.31	$81.05
December 31, 2010	$91.60	$80.97	$91.25
March 31, 2011	$108.01	$90.41	$107.43
June 30, 2011	$109.66	$97.90	$102.84
September 30, 2011	$109.43	$90.01	$92.52
December 31, 2011	$109.64	$89.88	$106.40
March 31, 2012	$111.19	$102.85	$107.24
June 30, 2012	$108.30	$96.41	$105.50
September 30, 2012	$117.85	$103.88	$116.56
December 31, 2012	$117.96	$101.52	$108.14
March 31, 2013	$121.18	$109.26	$118.82
June 30, 2013	$126.43	$114.81	$118.34
September 30, 2013	$127.76	$117.70	$121.50
December 31, 2013	$125.23	$116.13	$124.91
March 31, 2014	$125.07	$109.52	$118.91
June 30, 2014	$132.98	$116.69	$130.55
September 30, 2014	$134.85	$119.32	$119.32
November 7, 2014*	$119.95	$109.27	$118.80

*	For the period beginning on October 1, 2014 and ending on November 7, 2014

PPS–21

The following graph sets forth the historical performance of the common stock of Chevron based on the daily Closing Price from January 1, 2008 through November 7, 2014. The Closing Price of one share of the common stock of Chevron on November 7, 2014 was $118.80.

You should not take the historical prices of Chevron as an indication of the future performance of Chevron. The price of the common stock of Chevron has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the common stock of Chevron during any period shown above is not an indication that the price of the price of the common stock of Chevron is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the common stock of Chevron. The actual performance of the common stock of Chevron over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown above.

We obtained the historical trading price information set forth above from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS–22